Exhibit 99.1

CA Technologies Reports First Quarter Fiscal Year 2016 Results

  Improving Sales Execution with Positive Enterprise Solutions New Sales Performance and Continued Financial Discipline
  First Quarter Revenue of $977 Million, Compared With $1,069 Million Last Year
  First Quarter GAAP EPS of $0.47, Compared With $0.48 Last Year
  First Quarter Non-GAAP EPS of $0.64, Compared With $0.65 Last Year
  First Quarter Cash Flow From Continuing Operations of $188 Million, Compared With $166 Million Last Year
  Hired Industry Veteran Ayman Sayed, Former Senior Vice President of the Network Operating Systems Group at Cisco, as Chief Product Officer

NEW YORK--(BUSINESS WIRE)--July 23, 2015--CA Technologies (NASDAQ:CA) today reported financial results for its first quarter fiscal 2016, which ended June 30, 2015.

Mike Gregoire, CA Technologies Chief Executive Officer, said:

"In the first quarter of 2016, we achieved a strong 41 percent non-GAAP operating margin.* We continued to make progress in achieving our long-term goals. While our overall first-quarter total revenue and new sales declined year-over-year, I am quite encouraged by the positive trend over the past three quarters in enterprise solutions new sales growth rates. This was achieved mainly from our Named and Growth accounts, which is proof that our strategy is beginning to show impact.

"We have enhanced our internal development capabilities with the acquisition of Rally Software, which closed earlier this month. We will continue to focus on organic innovation but make strategic acquisitions when they make sense. Rally adds to our portfolio an award-winning, cloud-based agile development platform. Along with Rally's transformation consultants and coaches, this positions CA to become an industry leader in the fast growing Agile Application Lifecycle Management market.

"Continuing our focus on product innovation, we today named industry veteran Ayman Sayed, former senior vice president of the Network Operating Systems Group at Cisco, as our chief product officer. Ayman is a visionary technologist who has a demonstrated track record of innovating at scale using modern platforms and Agile methodologies. Last month, we also named Xbox co-founder and Microsoft veteran Otto Berkes as CA's Chief Technology Officer. I am confident that the partnership between Ayman and Otto will accelerate our ability to bring meaningful products to market.

"Looking at the rest of fiscal 2016, we will continue to focus on execution, invest in key growth areas and push to deliver long-term value for our shareholders."

* GAAP operating margin was 31 percent.

FINANCIAL OVERVIEW

(dollars in millions, except share data)	First Quarter FY16 vs. FY15
	FY16	FY15	% Change	% Change CC**
Revenue	$977	$1,069	(9)%	(3)%
GAAP Income from Continuing Operations	$207	$212	(2)%	14%
Non-GAAP Income from Continuing Operations*	$283	$289	(2)%	8%
GAAP Diluted EPS from Continuing Operations	$0.47	$0.48	(2)%	15%
Non-GAAP Diluted EPS from Continuing Operations*	$0.64	$0.65	(2)%	9%
Cash Flow from Continuing Operations	$188	$166	13%	38%

* Non-GAAP income and earnings per share are non-GAAP financial measures, as noted in the discussion of non-GAAP results below. A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release.
**CC: Constant Currency

REVENUE AND BOOKINGS

(dollars in millions)	First Quarter FY16 vs. FY15
	FY16	% of Total	FY15	% of Total	% Change	% Change CC**
North America Revenue	$652	67%	$682	64%	(4)%	(4)%
International Revenue	$325	33%	$387	36%	(16)%	0%
Total Revenue	$977		$1,069		(9)%	(3)%

North America Bookings	$451	68%	$459	63%	(2)%	(1)%
International Bookings	$211	32%	$265	37%	(20)%	(8)%
Total Bookings	$662		$724		(9)%	(3)%

Current Revenue Backlog	$3,042		$3,402		(11)%	(3)%
Total Revenue Backlog	$6,278		$7,330		(14)%	(7)%

**CC: Constant Currency

  Total revenue declined primarily as a result of an unfavorable foreign exchange effect of $65 million and, to a lesser extent, a decrease in subscription and maintenance revenue.
  Total bookings were lower primarily due to an unfavorable foreign exchange effect and, to a lesser extent, a decrease in renewals in our Mainframe Solutions business.
  The Company executed a total of 6 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $214 million. During the first quarter of fiscal 2015, the Company executed a total of 8 license agreements with incremental contract values in excess of $10 million each, for an aggregate contract value of $330 million.
  The weighted average duration of subscription and maintenance bookings for the quarter was 3.45 years, compared with 3.60 years for the same period in fiscal 2015.

EXPENSES AND MARGIN

(dollars in millions)	First Quarter FY16 vs. FY15
	FY16	FY15	% Change	% Change CC**
GAAP
Operating Expenses Before Interest and Income Taxes	$673	$756	(11)%	(8)%
Operating Income Before Interest and Income Taxes	$304	$313	(3)%	12%
Operating Margin	31%	29%
Effective Tax Rate	29.8%	29.1%

Non-GAAP*
Operating Expenses Before Interest and Income Taxes	$572	$642	(11)%	(7)%
Operating Income Before Interest and Income Taxes	$405	$427	(5)%	4%
Operating Margin	41%	40%
Effective Tax Rate	28.5%	30.0%

*A reconciliation of non-GAAP financial measures to their comparable GAAP financial measures is included in the tables following this news release. Year-over-year non-GAAP results exclude purchased software and other intangibles amortization, share-based compensation, capitalization (an add-back) and amortization of internal software costs, Board approved workforce rebalancing initiatives and certain other gains and losses. The results also include gains and losses on hedges that mature within the quarter, but exclude gains and losses on hedges that do not mature within the quarter.
**CC: Constant Currency

  GAAP and non-GAAP first quarter operating expenses were favorably affected by foreign exchange and lower personnel-related expenses.

SELECTED HIGHLIGHTS FROM THE QUARTER

  Customer traction for CA Technologies innovations continued in the quarter.
    CA Project and Portfolio Management (CA PPM) high profile wins included a competitive replacement with Delta Air Lines, which is leveraging CA’s solution to automate the vast number of complex business process across a multitude of different internal organizations.
    CA Secure Cloud, CA’s identity and access management solution for managed service providers, has been integrated into telecommunications giant BT’s new managed identity service supporting cloud, on-premise and hybrid IT systems.
    A financial institution in the Europe, Middle East and Africa region selected CA Capacity Manager to ensure that the sizing and capacity of its IT infrastructure matches the evolving business demands in a cost-effective and timely manner.
    A large financial services provider based in the United Kingdom selected CA Advanced Authentication solution to enable a simplified and secure user experience and mitigate security performance risk driving customer experience.
  Solutions leadership:
    CA enhanced its internal development capabilities by acquiring Rally Software Development Corp. (Rally), a leading provider of Agile development software and services. The deal closed earlier this month and complements our organic innovation strategy.
    CA announced the integration of its CA Release Automation solution with the Docker platform and the newest release of its CA PPM solution.
    CA was designated a “Leader” in the Gartner Magic Quadrant for IT Project and Portfolio Management Software Applications, Worldwide (1).
    CA was positioned in the Leaders Quadrant of the Gartner Magic Quadrant for Application Services Governance for its API Management product (2).

SEGMENT INFORMATION

(dollars in millions)	First Quarter FY16 vs. FY15
	Revenue		% Change	% Change CC**	Operating Margin
	FY16	FY15			FY16	FY15
Mainframe Solutions	$560	$614	(9)%	(3)%	62%	62%
Enterprise Solutions	$338	$368	(8)%	(2)%	14%	12%
Services	$79	$87	(9)%	(3)%	10%	6%

**CC: Constant Currency

  Mainframe Solutions revenue was lower primarily due to an unfavorable foreign exchange effect of $38 million and, to a lesser extent, insufficient revenue from prior period new sales. Operating margin was similar to a year ago.
  Enterprise Solutions revenue decreased due to an unfavorable foreign exchange effect of $22 million and a decrease in the percentage of Enterprise Solutions product sales recognized on an up-front basis. Enterprise Solutions operating margin increased primarily as a result of lower personnel-related costs and other expenses.
  Services revenue decreased primarily due to an unfavorable foreign exchange effect of $5 million and, to a lesser extent, a decline in fiscal 2015 professional services engagements. Operating margin for professional services increased primarily due to a decrease in personnel-related costs as a result of our prior period severance actions.

CASH FLOW FROM OPERATIONS

  Cash flow from operations for the first quarter of fiscal 2016 was $188 million, versus $166 million in the year ago period. Cash flow from operations increased compared with the year-ago period primarily due to lower vendor disbursements and payroll costs, and lower income tax payments partially offset by a decline in cash collections.
  Cash flow was negatively affected by foreign exchange. Excluding currency effects, collections would have been positive.

CAPITAL STRUCTURE

  Cash, cash equivalents and investments at June 30, 2015 were $2.816 billion.
  With $1.258 billion in total debt outstanding and $139 million in notional pooling, the Company’s net cash, cash equivalents and investments position was $1.419 billion.
  In the first quarter of fiscal 2016, the Company repurchased 1.7 million shares of common stock for $50 million.
  As of June 30, 2015, the Company is currently authorized to purchase $735 million of its common stock under its current stock repurchase program.
  Effective July 1, 2015, the Company entered into an agreement to repurchase $50 million of its common stock to be delivered in September 2015.
  The Company distributed $110 million in dividends to shareholders.
  The Company’s outstanding share count at June 30, 2015 was 437 million.

LEADERSHIP

  The Company today named industry veteran Ayman Sayed as chief product officer. Sayed most recently served as senior vice president of the Network Operating Systems Technology Group at Cisco, where he led the development of networking operating software on which nearly every Cisco networking product runs.
  The Company has hired Xbox co-founder and Microsoft Corporation veteran Otto Berkes as chief technology officer. Berkes most recently served as the chief technology officer at HBO, where was responsible for the development of HBO GO®, as well as all of the company’s technology efforts including media production, internal business systems and technology operations.

OUTLOOK FOR FISCAL YEAR 2016

The Company updated its fiscal 2016 outlook for revenue, GAAP and non-GAAP diluted earnings per share from continuing operations, full-year GAAP and non-GAAP operating margin. This guidance includes the acquisition of Rally, which closed earlier this month, and assumes no incremental material acquisitions. The following outlook contains "forward-looking statements" (as defined below).

The Company expects the following:

  Total revenue to change in a range of minus 1 percent to flat in constant currency. Previous guidance was to decrease 2 percent in constant currency. At June 30, 2015 exchange rates, this translates to reported revenue of $4.04 billion to $4.11 billion.
  GAAP diluted earnings per share from continuing operations to increase in a range of 6 percent to 10 percent in constant currency. Previous guidance was to increase in a range of 12 percent to 17 percent in constant currency. At June 30, 2015 exchange rates, this translates to reported GAAP diluted earnings per share from continuing operations of $1.72 to $1.80.
  Non-GAAP diluted earnings per share from continuing operations to increase in a range of 2 percent to 5 percent in constant currency, unchanged from previous guidance. At June 30, 2015 exchange rates, this translates to reported non-GAAP diluted earnings per share from continuing operations of $2.37 to $2.44.
  Cash flow from continuing operations to increase in the range of 2 percent to 7 percent in constant currency, unchanged from previous guidance. At June 30, 2015 exchange rates, this translates to reported cash flow from continuing operations of $0.98 billion to $1.03 billion.

The Company expects a full-year GAAP operating margin of 28 percent and non-GAAP operating margin of 38 percent, which translates to a 2-point decrease and 1-point decrease from previous guidance, respectively.

The Company also expects a full-year GAAP and non-GAAP effective tax rate of between 28 percent and 29 percent, unchanged from previous guidance.

The Company anticipates approximately 432 million shares outstanding at fiscal 2016 year-end and weighted average diluted shares outstanding of approximately 436 million for the fiscal year.

Webcast

This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package, as well as a conference call and webcast that the Company will host at 5:00 p.m. ET today to discuss its unaudited first quarter results. The webcast will be archived on the website. Individuals can access the webcast, as well as the press release and supplemental financial information at http://ca.com/invest or can listen to the call at 1-877-561-2748. The international participant number is 1-720-545-0044.

(1) Gartner, Inc., “Magic Quadrant for IT Project and Portfolio Management Software Applications, Worldwide,” Daniel B. Stang, Robert A. Handler, Teresa Jones, May 20, 2015

(2) Gartner, Inc. "Magic Quadrant for Application Services Governance," Paolo Malinverno April 9, 2015.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner's research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

About CA Technologies

CA Technologies (NASDAQ: CA) creates software that fuels transformation for companies and enables them to seize the opportunities of the application economy. Software is at the heart of every business in every industry. From planning, to development, to management and security, CA is working with companies worldwide to change the way we live, transact, and communicate - across mobile, private and public cloud, distributed and mainframe environments. Learn more at www.ca.com.

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Non-GAAP Financial Measures

This news release, the accompanying tables and the additional content that is available on the Company's website, including a supplemental financial package, include certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: share-based compensation expense; non-cash amortization of purchased software and other intangible assets; charges relating to rebalancing initiatives that are large enough to require approval from the Company's Board of Directors, fiscal 2007 restructuring costs and certain other gains and losses, which include the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. The Company began expensing costs for internally developed software where development efforts commenced in the first quarter of fiscal 2014. As a result, product development and enhancement expenses are expected to increase in future periods as the amount capitalized for internally developed software costs decreases. Due to this change, the Company also adds back capitalized internal software costs and excludes amortization of internally developed software costs previously capitalized from these non-GAAP metrics. The effective tax rate on GAAP and non-GAAP income from operations is the Company's provision for income taxes expressed as a percentage of pre-tax GAAP and non-GAAP income from continuing operations, respectively. These tax rates are determined based on an estimated effective full year tax rate, with the effective tax rate for GAAP generally including the impact of discrete items in the period in which such items arise and the effective tax rate for non-GAAP generally allocating the impact of discrete items pro rata to the fiscal year's remaining reporting periods. Adjusted cash flow from operations excludes payments associated with the fiscal 2014 Board-approved rebalancing initiative as described above, capitalized software development costs as described above, and restructuring and other payments. Free cash flow excludes purchases of property and equipment and capitalized software development costs. The Company presents constant currency information to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the Company's prior fiscal year (i.e., March 31, 2015, March 31, 2014 and March 31, 2013, respectively). Constant currency excludes the impacts from the Company's hedging program. The constant currency calculation for annualized subscription and maintenance bookings is calculated by dividing the subscription and maintenance bookings in constant currency by the weighted average subscription and maintenance duration in years. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and cash flows, to competitors' operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.

Cautionary Statement Regarding Forward-Looking Statements

The declaration and payment of future dividends is subject to the determination of the Company's Board of Directors, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.

Repurchases under the Company's stock repurchase program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through solicited or unsolicited privately negotiated transactions or otherwise. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates," "targets" and similar expressions relating to the future) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company's management, as well as information currently available to management. These forward-looking statements reflect the Company's current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to achieve success in the Company's strategy by, among other things, enabling the Company's sales force to accelerate growth of new product sales (at levels sufficient to offset any decline in revenue in the Company's Mainframe Solutions segment), improving the Company's brand, technology and innovation awareness in the marketplace, ensuring the Company's offerings for cloud computing, application development and IT operations (DevOps), Software-as-a-Service (SaaS), and mobile device management, as well as other new offerings, address the needs of a rapidly changing market, while not adversely affecting the demand for the Company's traditional products or its profitability to an extent greater than anticipated, and effectively managing the strategic shift in the Company's business model to develop more easily installed software, provide additional SaaS offerings and refocus the Company's professional services and education engagements on those engagements that are connected to new product sales, without affecting the Company's performance to an extent greater than anticipated; the failure to innovate or adapt to technological changes and introduce new software products and services in a timely manner; competition in product and service offerings and pricing; the ability of the Company's products to remain compatible with ever-changing operating environments, platforms or third party products; global economic factors or political events beyond the Company's control; the failure to expand partner programs; the ability to retain and attract qualified professionals; general economic conditions and credit constraints, or unfavorable economic conditions in a particular region, industry or business sector; the ability to successfully integrate acquired companies and products into the Company's existing business; risks associated with sales to government customers; breaches of the Company's data center, network, as well as the Company's software products, and the IT environments of the Company's vendors and customers; the ability to adequately manage, evolve and protect the Company's information systems, infrastructure and processes; fluctuations in foreign exchange rates; discovery of errors or omissions in the Company's software products or documentation and potential product liability claims; the failure to protect the Company's intellectual property rights and source code; the failure to renew large license transactions on a satisfactory basis; access to software licensed from third parties; risks associated with the use of software from open source code sources; third-party claims of intellectual property infringement or royalty payments; fluctuations in the number, terms and duration of the Company's license agreements, as well as the timing of orders from customers and channel partners; events or circumstances that would require the Company to record an impairment charge relating to the Company's goodwill or capitalized software and other intangible assets balances; potential tax liabilities; changes in market conditions or the Company's credit ratings; the failure to effectively execute the Company's workforce reductions, workforce rebalancing and facilities consolidations; successful and secure outsourcing of various functions to third parties; changes in generally accepted accounting principles; and other factors described more fully in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should the Company's assumptions prove incorrect, actual results may vary materially from those described herein as believed, planned, anticipated, expected, estimated, targeted or similarly expressed in a forward-looking manner. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Copyright © 2015 CA, Inc. All Rights Reserved. All other trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Table 1
CA Technologies
Consolidated Statements of Operations
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	June 30,
Revenue:	2015	2014
Subscription and maintenance	$836	$909
Professional services	79	87
Software fees and other	62	73
Total revenue	$977	$1,069
Expenses:
Costs of licensing and maintenance	$66	$72
Cost of professional services	71	81
Amortization of capitalized software costs	60	67
Selling and marketing	226	246
General and administrative	90	92
Product development and enhancements	136	150
Depreciation and amortization of other intangible assets	27	34
Other (gains) expenses, net	(3)	14
Total expenses before interest and income taxes	$673	$756
Income from continuing operations before interest and income taxes	$304	$313
Interest expense, net	9	14
Income from continuing operations before income taxes	$295	$299
Income tax expense	88	87
Income from continuing operations	$207	$212
Income from discontinued operations, net of income taxes	$5	$5
Net income	$212	$217

Basic income per common share:
Income from continuing operations	$0.47	$0.48
Income from discontinued operations	0.01	0.01
Net income	$0.48	$0.49
Basic weighted average shares used in computation	436	440

Diluted income per common share:
Income from continuing operations	$0.47	$0.48
Income from discontinued operations	0.01	0.01
Net income	$0.48	$0.49
Diluted weighted average shares used in computation	438	441
Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 2
CA Technologies
Condensed Consolidated Balance Sheets
(in millions)

	June 30,	March 31,
	2015	2015
	(unaudited)
Cash and cash equivalents	$2,816	$2,804
Trade accounts receivable, net	432	652
Deferred income taxes	335	318
Other current assets	162	213
Total current assets	$3,745	$3,987

Property and equipment, net	$252	$252
Goodwill	5,817	5,806
Capitalized software and other intangible assets, net	700	731
Deferred income taxes	88	92
Other noncurrent assets, net	105	111
Total assets	$10,707	$10,979

Current portion of long-term debt	$8	$10
Deferred revenue (billed or collected)	2,040	2,114
Deferred income taxes	7	7
Other current liabilities	631	807
Total current liabilities	$2,686	$2,938

Long-term debt, net of current portion	$1,250	$1,253
Deferred income taxes	54	45
Deferred revenue (billed or collected)	720	863
Other noncurrent liabilities	264	255
Total liabilities	$4,974	$5,354

Common stock	$59	$59
Additional paid-in capital	3,592	3,631
Retained earnings	6,323	6,221
Accumulated other comprehensive loss	(386)	(418)
Treasury stock	(3,855)	(3,868)
Total stockholders’ equity	$5,733	$5,625
Total liabilities and stockholders’ equity	$10,707	$10,979

Table 3
CA Technologies
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in millions)
	Three Months Ended
	June 30,
	2015	2014
Operating activities from continuing operations:
Net income	$212	$217
Income from discontinued operations	(5)	(5)
Income from continuing operations	$207	$212
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	87	101
Deferred income taxes	(10)	(20)
Provision for bad debts	1	(1)
Share-based compensation expense	22	20
Asset impairments and other non-cash items	-	1
Foreign currency transaction losses	3	-
Changes in other operating assets and liabilities, net of effect of acquisitions:
Decrease in trade accounts receivable	228	251
Decrease in deferred revenue	(239)	(285)
Increase in taxes payable, net	27	17
Decrease in accounts payable, accrued expenses and other	(33)	(30)
Decrease in accrued salaries, wages and commissions	(83)	(97)
Changes in other operating assets and liabilities	(22)	(3)
Net cash provided by operating activities - continuing operations	$188	$166
Investing activities from continuing operations:
Acquisitions of businesses, net of cash acquired, and purchased software	$(37)	$(11)
Purchases of property and equipment	(13)	(21)
Net cash used in investing activities - continuing operations	$(50)	$(32)
Financing activities from continuing operations:
Dividends paid	$(110)	$(111)
Purchases of common stock	(50)	(50)
Notional pooling (repayments) borrowings, net	(16)	11
Debt repayments	(5)	(2)
Exercise of common stock options	4	12
Other financing activities	(23)	-
Net cash used in financing activities - continuing operations	$(200)	$(140)
Effect of exchange rate changes on cash	$69	$1
Net change in cash and cash equivalents - continuing operations	$7	$(5)
Cash provided by operating activities - discontinued operations	$5	$8
Net effect of discontinued operations on cash and cash equivalents	$5	$8
Increase in cash and cash equivalents	$12	$3
Cash and cash equivalents at beginning of period	$2,804	$3,252
Cash and cash equivalents at end of period	$2,816	$3,255
Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 4
CA Technologies
Operating Segments
(unaudited)
(dollars in millions)

	Three Months Ended June 30, 2015
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$560	$338	$79	$977
Expenses (3)	211	290	71	572
Segment profit	$349	$48	$8	$405
Segment operating margin	62%	14%	10%	41%

Segment profit				$405
Less:
Purchased software amortization				28
Other intangibles amortization				11
Internally developed software products amortization				32
Share-based compensation expense				22
Other expenses, net (4)				8
Interest expense, net				9
Income from continuing operations before income taxes				$295

	Three Months Ended June 30, 2014
	Mainframe Solutions (1)	Enterprise Solutions (1)	Services (1)	Total

Revenue (2)	$614	$368	$87	$1,069
Expenses (3)	235	325	82	642
Segment profit	$379	$43	$5	$427
Segment operating margin	62%	12%	6%	40%

Segment profit				$427
Less:
Purchased software amortization				28
Other intangibles amortization				15
Internally developed software products amortization				39
Share-based compensation expense				20
Other expenses, net (4)				12
Interest expense, net				14
Income from continuing operations before income taxes				$299

(1)	The Company’s Mainframe Solutions and Enterprise Solutions segments comprise its software business organized by the nature of the Company’s software offerings and the platform on which the products operate. The Services segment comprises product implementation, consulting, customer education and customer training, including those directly related to the Mainframe Solutions and Enterprise Solutions software that the Company sells to its customers.

(2)	The Company regularly enters into a single arrangement with a customer that includes mainframe solutions, enterprise solutions and services. The amount of contract revenue assigned to operating segments is generally based on the manner in which the proposal is made to the customer. The software product revenue is assigned to the Mainframe Solutions and Enterprise Solutions segments based on either: (1) a list price allocation method (which allocates a discount in the total contract price to the individual products in proportion to the list price of the product); (2) allocations included within internal contract approval documents; or (3) the value for individual software products as stated in the customer contract. The price for the implementation, consulting, education and training services is separately stated in the contract and these amounts of contract revenue are assigned to the Services segment. The contract value assigned to each operating segment is then recognized in a manner consistent with the revenue recognition policies the Company applies to the customer contract for purposes of preparing the Consolidated Financial Statements.

(3)	Segment expenses include costs that are controllable by segment managers (i.e., direct costs) and, in the case of the Mainframe Solutions and Enterprise Solutions segments, an allocation of shared and indirect costs (i.e., allocated costs). Segment-specific direct costs include a portion of selling and marketing costs, licensing and maintenance costs, product development costs and general and administrative costs. Allocated segment costs primarily include indirect and non-segment specific direct selling and marketing costs and general and administrative costs that are not directly attributable to a specific segment. The basis for allocating shared and indirect costs between the Mainframe Solutions and Enterprise Solutions segments is dependent on the nature of the cost being allocated and is either in proportion to segment revenues or in proportion to the related direct cost category. Expenses for the Services segment consist of cost of professional services and other direct costs included within selling and marketing and general and administrative expenses. There are no allocated or indirect costs for the Services segment.

(4)	Other expenses, net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Table 5
CA Technologies
Constant Currency Summary
(unaudited)
(dollars in millions)

	Three Months Ended June 30,
	2015	2014	% Increase (Decrease) in $ US	% Increase (Decrease) in Constant Currency (1)

Bookings	$662	$724	(9)%	(3)%

Revenue:
North America	$652	$682	(4)%	(4)%
International	325	387	(16)%	0%
Total revenue	$977	$1,069	(9)%	(3)%

Revenue:
Subscription and maintenance	$836	$909	(8)%	(2)%
Professional services	79	87	(9)%	(3)%
Software fees and other	62	73	(15)%	(11)%
Total revenue	$977	$1,069	(9)%	(3)%

Segment Revenue:
Mainframe solutions	$560	$614	(9)%	(3)%
Enterprise solutions	338	368	(8)%	(2)%
Services	79	87	(9)%	(3)%

Total expenses before interest and income taxes:
Total non-GAAP (2)	$572	$642	(11)%	(7)%
Total GAAP	673	756	(11)%	(8)%

(1)	Constant currency information is presented to provide a framework for assessing how the Company's underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2015, which was the last day of the prior fiscal year. Constant currency excludes the impacts from the Company's hedging program.

(2)	Refer to Table 7 for a reconciliation of total expenses before interest and income taxes to total non-GAAP operating expenses.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 6
CA Technologies
Reconciliation of Select GAAP Measures to Non-GAAP Measures
(unaudited)
(dollars in millions)

	Three Months Ended
	June 30,
	2015	2014
GAAP net income	$212	$217
GAAP income from discontinued operations, net of income taxes	(5)	(5)
GAAP income from continuing operations	$207	$212
GAAP income tax expense	88	87
Interest expense, net	9	14
GAAP income from continuing operations before interest and income taxes	$304	$313
GAAP operating margin (% of revenue) (1)	31%	29%

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance (2)	$2	$1
Cost of professional services (2)	1	1
Amortization of capitalized software costs (3)	60	67
Selling and marketing (2)	8	7
General and administrative (2)	7	6
Product development and enhancements (2)	4	5
Depreciation and amortization of other intangible assets (4)	11	15
Other expenses, net (5)	8	12
Total Non-GAAP adjustment to operating expenses	$101	$114
Non-GAAP income from continuing operations before interest and income taxes	$405	$427
Non-GAAP operating margin (% of revenue) (6)	41%	40%

Interest expense, net	9	14
GAAP income tax expense	88	87
Non-GAAP adjustment to income tax expense (7)	25	37
Non-GAAP income tax expense	$113	$124
Non-GAAP income from continuing operations	$283	$289

(1)	GAAP operating margin is calculated by dividing GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(2)	Non-GAAP adjustment consists of share-based compensation.

(3)	For the three month periods ending June 30, 2015 and 2014, non-GAAP adjustment consists of $28 million and $28 million of purchased software amortization and $32 million and $39 million of internally developed software products amortization, respectively.

(4)	Non-GAAP adjustment consists of other intangibles amortization.

(5)	Non-GAAP adjustment consists of charges relating to the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan) and certain other gains and losses, including gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(6)	Non-GAAP operating margin is calculated by dividing non-GAAP income from continuing operations before interest and income taxes by total revenue (refer to Table 1 for total revenue).

(7)	The full year non-GAAP income tax expense is different from GAAP income tax expense because of the difference in non-GAAP income from continuing operations before income taxes. On an interim basis, this difference would also include a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise, but for non-GAAP such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 7
CA Technologies
Reconciliation of GAAP to Non-GAAP
Operating Expenses and Diluted Earnings per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended
	June 30,
Operating Expenses	2015	2014

Total expenses before interest and income taxes	$673	$756

Non-GAAP operating adjustments:
Purchased software amortization	28	28
Other intangibles amortization	11	15
Internally developed software products amortization	32	39
Share-based compensation	22	20
Other expenses, net (1)	8	12
Total non-GAAP operating adjustment	$101	$114

Total non-GAAP operating expenses	$572	$642

	Three Months Ended
	June 30,
Diluted EPS from Continuing Operations	2015	2014

GAAP diluted EPS from continuing operations	$0.47	$0.48

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.05	0.04
Other intangibles amortization	0.02	0.03
Internally developed software products amortization	0.05	0.06
Share-based compensation	0.03	0.03
Other expenses, net (1)	0.01	0.02
Non-GAAP effective tax rate adjustments (2)	0.01	(0.01)
Total non-GAAP adjustment	$0.17	$0.17

Non-GAAP diluted EPS from continuing operations	$0.64	$0.65

(1)	Other expenses, net consists of costs associated with the FY2014 Board approved rebalancing initiative (the Fiscal 2014 Plan), certain foreign exchange derivative hedging gains and losses, and other miscellaneous costs.

(2)	The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate, therefore no adjustment is required on an annual basis. On an interim basis, the difference in non-GAAP income tax expense and GAAP income tax expense relates to the difference in non-GAAP income from continuing operations before income taxes, and includes a difference in the impact of discrete and permanent items where for GAAP purposes the effect is recorded in the period such items arise but for non-GAAP purposes such items are recorded pro rata to the fiscal year's remaining reporting periods.

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 8
CA Technologies
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(unaudited)
(dollars in millions)

	Three Months Ended
	June 30, 2015
	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$304	$405
Interest expense, net	9	9
Income from continuing operations before income taxes	$295	$396

Statutory tax rate	35%	35%

Tax at statutory rate	$103	$139
Adjustments for discrete and permanent items (2)	(15)	(26)
Total tax expense	$88	$113

Effective tax rate (3)	29.8%	28.5%

	Three Months Ended
	June 30, 2014
	GAAP	Non-GAAP

Income from continuing operations before interest and income taxes (1)	$313	$427
Interest expense, net	14	14
Income from continuing operations before income taxes	$299	$413

Statutory tax rate	35%	35%

Tax at statutory rate	$105	$145
Adjustments for discrete and permanent items (2)	(18)	(21)
Total tax (benefit) expense	$87	$124

Effective tax rate (3)	29.1%	30.0%

(1)	Refer to Table 6 for a reconciliation of income from continuing operations before interest and income taxes on a GAAP basis to income from continuing operations before interest and income taxes on a non-GAAP basis.

(2)	The effective tax rate for GAAP generally includes the impact of discrete and permanent items in the period such items arise, whereas the effective tax rate for non-GAAP generally allocates the impact of such items pro rata to the fiscal year's remaining reporting periods.

(3)	The effective tax rate on GAAP and non-GAAP income from continuing operations is the Company's provision for income taxes expressed as a percentage of GAAP and non-GAAP income from continuing operations before income taxes, respectively. The non-GAAP effective tax rate is equal to the full year GAAP effective tax rate. On an interim basis, the effective tax rates are determined based on an estimated effective full year tax rate after the adjustments for the impacts of certain discrete items (such as changes in tax rates, reconciliations of tax returns to tax provisions and resolutions of tax contingencies).

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

Results reflect the discontinued operations associated with the CA ERwin Data Modeling and CA arcserve data protection businesses.

Certain non-material differences may arise versus actual from impact of rounding.

Table 9
CA Technologies
Reconciliation of Projected GAAP Metrics to Projected Non-GAAP Metrics
(unaudited)

	Fiscal Year Ending
Projected Diluted EPS from Continuing Operations	March 31, 2016

Projected GAAP diluted EPS from continuing operations range	$1.72	to	$1.80

Non-GAAP adjustments, net of taxes:
Purchased software amortization	0.26		0.25
Other intangibles amortization	0.06		0.06
Internally developed software products amortization	0.18		0.18
Share-based compensation	0.15		0.15
Total non-GAAP adjustment	$0.65		$0.64

Projected non-GAAP diluted EPS from continuing operations range	$2.37	to	$2.44

	Fiscal Year Ending
Projected Operating Margin	March 31, 2016

Projected GAAP operating margin		28%

Non-GAAP operating adjustments:
Purchased software amortization		4%
Other intangibles amortization		1%
Internally developed software products amortization		3%
Share-based compensation		2%
Total non-GAAP operating adjustment		10%

Projected non-GAAP operating margin		38%

Refer to the discussion of non-GAAP financial measures included in the accompanying press release for additional information.

CONTACT:
CA Technologies
Corporate Communications
Saswato Das, 646-710-6690
saswato.das@ca.com
or
Jennifer Hallahan, 212-415-6924
jennifer.hallahan@ca.com
or
Investor Relations
Michael Bauer, 212-415-6870
michael.bauer@ca.com
or
Traci Tsuchiguchi, 650-534-9814
traci.tsuchiguchi@ca.com